Exhibit 99.1

Titan Machinery Inc. Announces Preliminary Results
for Fiscal First Quarter Ended April 30, 2013

-Company Updates Annual Fiscal 2014 Guidance-

-Company to Hold Conference Call on June 6th, 2013 -

West Fargo, ND — May 23, 2013 — Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today announced certain preliminary financial results for the fiscal first quarter ended April 30, 2013 and updated the Company’s annual outlook for fiscal 2014.

Expected Preliminary Fiscal 2014 First Quarter Results

For the first quarter of fiscal 2014, preliminary revenue is expected to be approximately $440 million compared to revenue of $421.7 million in the first quarter last year.  First quarter fiscal 2014 revenue is expected to be approximately $50 million less than the Company previously anticipated; reflecting approximately $35 million less from Agriculture segment revenue and $15 million less from Construction segment revenue.  The lower than expected revenue was primarily due to abnormally delayed spring weather combined with cautionary agriculture customer sentiment and the continued challenging industry conditions in the Construction segment.

Preliminary pre-tax loss for the first quarter of fiscal 2014 is expected to be in the range of $0.7 million to $1.2 million compared to $12.4 million pre-tax income in the same period last year. Preliminary pre-tax income is expected to be approximately $7.0 million less than the Company previously anticipated; reflecting approximately $3.5 million less from the Agriculture segment and $3.5 million less from the Construction segment.  The year over year decline in Company pre-tax margin was primarily due to the lower revenue we experienced in the first quarter.

Preliminary loss per diluted share for the first quarter of fiscal 2014 is expected to be in the range of $(0.01) to $(0.03) on approximately 20.9 million weighted average diluted common shares outstanding, compared to net income of $0.36 on approximately 21.0 million weighted average diluted common shares outstanding in the first quarter last year.

Fiscal 2014 Outlook

The Company is updating its annual fiscal 2014 guidance based on preliminary first quarter fiscal 2014 results and the Company’s increased visibility of market conditions.  The Company is adjusting its annual earnings per share range of $1.70 to $2.00 from the previous range of $2.00 to $2.30 primarily reflecting the lower operating margins in the construction segment.  The Company is reiterating its previous revenue range of $2.35 billion to $2.55 billion.

Management Comments

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “Both segments of our business were impacted by the abnormally late spring weather which extended through the end of our first quarter.  We expect the agriculture segment revenue that was delayed in the first quarter will be realized in the coming quarters because we believe the revenue impact in the first quarter was primarily a timing issue.

In addition to the late spring weather, our Construction segment was also affected by the challenging conditions in this industry and the cost of expanding our network.  To achieve our operational targets we are continuing to focus our efforts on the plan we began implementing a few months ago and discussed on our fourth quarter conference call.  I believe we will see improvements in our construction segment in the second quarter and throughout the remainder of fiscal 2014.  We remain confident that our Construction segment will be an integral part of our Company’s long-term growth strategy and will contribute to our top and bottom line growth.”

Conference Call and Presentation Information

The Company will host a conference call and audio webcast on June 6, 2013 at 7:30 a.m. Central time (8:30 a.m. Eastern time).  A copy of the presentation that will accompany the prepared remarks from the conference call will be available on the Company’s website under Investor Relations at www.titanmachinery.com.  An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com 30 days following the audio webcast.

Investors interested in participating in the live call can dial (888) 359-3624 from the U.S.  International callers can dial (719) 325-2455.  A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, June 20, 2013, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 9805771.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States and Europe. The Titan Machinery network consists of 106 North American dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, including two outlet stores, and 14 European dealerships in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery dealerships represent one or more of the CNH Brands (NYSE: CNH), a majority-owned subsidiary of Fiat Industrial (Milan: FI.MI), including CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding expected results of operations for the first quarter ended April 30, 2013 and the fiscal year ending January 31, 2014, anticipated improvements in both segments of our operations, industry operating environment expectations, and growth expectations, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s Construction segment, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

Senior Managing Director

310-954-1105